Exhibit 21

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Country of Incorporation
FMC Corporation (the Registrant)	Delaware
FMC Agricultural Products International, AG	Switzerland
FMC Agroquímica de México S.A. de C.V.	Mexico
FMC BioPolymer AS	Norway
FMC BioPolymer (UK) Limited	United Kingdom
FMC Chemicals Netherlands BV	Netherlands
FMC Chemical International, AG	Switzerland
FMC Chemicals Limited	United Kingdom
FMC Chemical S.p.r.l.	Belgium
FMC Finance B.V.	Netherlands
FMC Foret, S.A.	Spain
FMC India Private Limited	India
FMC International	Ireland
FMC Marine Colloids (Philippines), Inc.	Philippines
FMC of Canada Limited	Canada
FMC Química do Brasil Limitada	Brazil
FMC Specialty Alkali Corporation	Delaware
FMC (Suzhou) Crop Care Co. Ltd.	China
FMC WFC I, Inc.	Wyoming
FMC Wyoming Corporation	Delaware
Minera Del Altiplano S.A.	Argentina
P.T. Bina Guna Kimia	Indonesia

NOTE: All subsidiaries listed are greater than 50 percent owned, directly or indirectly, by FMC Corporation as of December 31, 2010. The names of various active and inactive subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.